Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Integrys Energy Group, Inc. of our report dated February 4, 2010 relating to the financial statements of American Transmission Company LLC, appearing in the Annual Report on Form 10-K of Integrys Energy Group, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Milwaukee, WI
February 25, 2010